Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

DNS Enterprise, Inc. (Delaware)

Hyper9, Inc. (Delaware)

SolarWinds Software Asia Pte. Ltd. (Singapore)

SolarWinds Software Australia Pty. Ltd. (Australia)

SolarWinds Canada Corporation (Nova Scotia)

SolarWinds Cyprus Limited (Cyprus)

SolarWinds Czech s.r.o. (Czech Republic)

SolarWinds India Private Limited (India)

SolarWinds IP Holding Company Limited (Ireland)

SolarWinds New Zealand (New Zealand)

SolarWinds Software Europe Limited (Ireland)

SolarWinds Software Europe (Holdings) Limited (Ireland)

SolarWinds Worldwide, LLC (Delaware) (d/b/a SolarWinds)

TriGeo Network Security, Inc. (Delaware)